1608070106

COMMONWEALTH OF VIRGINIA
STATE CORPORATION COMMISSION

AT RICHMOND, AUGUST 16, 2016

The State Corporation Commission has found the accompanying articles submitted on behalf of

PSI International, Inc.

to comply with the requirements of law, and confirms payment of all required fees. Therefore, it is ORDERED that this

CERTIFICATE OF AMENDMENT

be issued and admitted to record with the articles of amendment in the Office of the Clerk of the Commission, effective August 16, 2016.

The corporation is granted the authority conferred on it by law in accordance with the articles, subject to the conditions and restrictions imposed by law.

STATE CORPORATION COMMISSION

By

James C. Dimitri
Commissioner

16-08-02-6018
AMENACPT
CISLFD

1688879106

ARTICLES OF AMENDMENT

OF

PSI INTERNATIONAL, INC.

The undersigned, on behalf of the corporation set forth below, pursuant to Title 13.1, Chapter 9, Article 11 of the Code of Virginia, states as follows:

1. The name of the corporation is **PSI International, Inc.**
2. This Articles of Amendment is to inform the State that PSI International, Inc. has increased the number of the corporation's common stocks authorized by the corporation and its board, to a total of ten billion (10,000,000,000) shares from the last amended number of shares.
3. The foregoing amendment was adopted on August 1, 2016.
4. The adoption of the amendment was duly approved by the board of directors. Shareholders' approval of the amendment was required, and as the corporation has one shareholder with one hundred percent (100%) shares, and as one (1) of the two (2) board members (Richard Seol, Terri Johng).

Executed in the name of the corporation by:

Terri Johng — August 2, *2016*

Vice President

(SCC ID: 06246755) — 571-318-5572 Office Contact